Exhibit 10.7

Certain confidential information contained in this document, marked by [***], has been omitted because the registrant has determined that the information (i) is not material and (ii) is the type that the registrant treats as private or confidential.

FRAMEWORK AGREEMENT
FOR THE SPOT SALE AND PURCHASE OF EMISSIONS ALLOWANCES

Mode and entered into by and between

Name of company	COtwo Advisors Physical European Carbon Allowance Trust
Client account number at Vertis	[***]
Existing under the laws of	United States
Registered office address	[***]
Company registration number	[***]
EU VAT Number	N/A
LEI Number	[***]

Hereinafter referred to as “CLIENT”, on one hand, and

Name of company	Vertis Environmental Finance Ltd.
Existing under the laws of	Hungary
Registered office address	[***]
Company registration number	[***]
EU VAT Number	[***]
LEI Number	[***]

Hereinafter referred to as “VERTIS”, together the “Parties”, on the other hand.

The terms and conditions of this Framework Agreement for the Spot Sale and Purchase of Emission Allowances (“Agreement” or “Framework Agreement”) are the following:

1.	Interpretation and Construction

1.1	All Appendices to this Agreement are integral to and form part of the Agreement as a whole.

1.2	Capitalised terms used in this Agreement shall have the meanings set out in article 3 below, unless otherwise indicated.

2.	Representations and Warranties

2.1	Each Party represents and warrants to the other Party that:

2.1.1	it has the power and authority to enter into and perform its obligations under this Agreement;

2.1.2	by entering into this Agreement, it will not breach the terms of any contract with any third party;

2.1.3	it is not relying upon any representations of the other Party other than those expressly set out in this Agreement;

2.1.4	the other Party is not acting as a fiduciary or an advisor for it, nor has the other Party given to it any advice, representation, assurance or guarantee as to the expected performance, benefit or result of this Agreement;

2.1.5	it has legal title to all Allowances it intends to sell, and it shall deliver all Allowances free and clear of all liens, security interests, claims and encumbrances or any interest in or to them by any person;

2.1.6	it holds an open and operational Registry Account not threatened to be closed or suspended and it has at all times fully complied with the applicable laws to the extent necessary to permit the transfers contemplated by this Agreement;

2.1.7	it is in full control of, and responsible for, all acts and omissions, including any lack of good faith, of each and all authorized representatives (including for read-only) and additional authorized representatives nominated by it for the management of its Registry Account;

2.1.8	to the extent necessary for the Transactions contemplated by this Agreement, it has added, or will add promptly, the other Party’s Registry Account to its trusted account list as established in conformity with the Directive and relevant legislation;

2.1.9	it has negotiated, entered into and executed this Agreement as principal (and not as agent or in any other capacity, fiduciary or otherwise).

2.2	The CLIENT represents and warrants to VERTIS that all information it provided to VERTIS during the application process to become a CLIENT of VERTIS is true and correct. The CLIENT further warrants that should there be a material change to any of the information provided, in particular to its legal structure, ownership, signatory rights, tax or financial status, or to its intended trading plans, it will immediately notify VERTIS of such change.

3.	The Parties hereby agree to enter into one or more Transactions, subject to and in accordance with the terms and conditions of this Agreement, whereby

3.1	“Allowance” and “Unit” mean any one or more of an EU Allowance (“EUA’’), EU Aviation Allowance (“EUAA”) or Alternative Allowance as agreed between the Parties for the purpose of a particular Transaction.

3.2	“Alternative Allowance” means a unit of account, including for aircraft operators, stemming from emission trading systems that are linked with the European Union Emission Trading System (“EU ETS”) pursuant to art. 25 of Directive, in particular CHU and CHUA, allowances issued under the Emission Trading System of Switzerland.

3.3	“Banking Day” means any day (other than a Saturday or Sunday) on which commercial banks are open for general business in, the jurisdictions where the Parties have their bank accounts specified for each Party in Appendix 2 or 3 respectively as the Bank Country and Registry Accounts.

3.4	“Compliance Period” means the 10-year period from 1 January 2021 to 31 December 2030 (“Phase 4”), which refers to the validity of an Allowance for compliance under the Directive.

3.5	“Directive” means Directive 2003/87/EC of the European Parliament and of the Council of 13 October 2003 establishing a scheme for greenhouse gas emissions allowance trading within the Community and amending Council Directive 96/61/EC, as amended from time to time.

3.6	“EU Allowance” or “EUA” means an “allowance” as defined in the Directive.

3.7	“EU Aviation Allowance” or “EUAA” means a unit of account which is an “allowance” as defined in the Directive and is issued pursuant to Chapter II thereof.

3.8	“Limit Price” is the minimum price per unit at which the CLIENT is willing to sell, or the maximum price at which the CLIENT is willing to buy Allowances, respectively.

3.9	“Registry” is defined as a registry established on the basis of the Directive in order to ensure the accurate accounting of the issue, holding, transfer, acquisition, surrender, cancellation and replacement of Allowances, consisting of (i) the Union Registry referred to in art. 19(1) of the Directive and (ii) collectively the accounts and all other accounts within the Union Registry that are under the jurisdiction of a national administrator designated by a member state.

3.10	“Registry Account” is defined as the digital record of a Party or person in any relevant Registry that will be used to record the issue (if applicable), holding, transfer, acquisition, surrender, cancellation, and replacement of Allowances.

3.11	“Registry Regulation” means the Commission Delegated Regulation (EU) 2019/1122 of 12 March 2019 supplementing Directive 2003/87/EC of the European Parliament and of the Council as regards the functioning of the Union Registry, as amended from time to time.

3.12	“Transaction” or “Own Account Transaction” means a specific agreement between the Parties entered into as a result of a “Sell Offer” (the CLIENT intends to sell to VERTIS) or a “Buy Offer” (the CLIENT intends to buy from VERTIS), and the acceptance by VERTIS, specifying the quantity of Allowances (“Transaction Quantity”), the price per Allowance (“Unit Price”) and any other specific term.

4.	Transaction

4.1	The CLIENT shall determine, and notify VERTIS thereof of its intention to sell or purchase Allowances in an Offer (hereinafter referred to as the “Offer” or “Individual Offer”), containing the following information:

●	Company name

●	Client number (Counterparty identifier)

●	Date

●	Offer Type (Sell Offer, Buy Offer)

●	Allowance Type (EUA, EUAA or other)

●	Compliance Period (Phase 4)

●	Offer Quantity

●	Limit Price

●	Expiration Time for the Offer

The CLIENT may use the format provided in Appendix 1 to this Agreement (“Transaction Offer”).

The Offer can be given by telephone or in writing by fax, email or via an online access, if provided in accordance with clause 7 below.

4.2	The CLIENT may upon its sole discretion send new Offers and withdraw or replace earlier Offers, as long as their acceptance has not been confirmed in accordance with clause 4.6. below. Any new Offers, withdrawals or replacements are deemed given or made, once their receipt is acknowledged by VERTIS verbally, or in writing by fax, email or via an online access, if provided in accordance with clause 7 below.

4.3	The Parties consent to the recording of all telephone conversations between the Parties relating in whole or part to this Agreement. Each Party agrees to notify its employees of that consent and to procure that any consent to such recording (and the use of such recording for the purposes referred to in this clause) be given, if required by law. Any resulting recordings and other evidence may be used by the Parties to verify the exact content of an Offer, to prove a Transaction between the Parties and to establish any matters pertinent to a Transaction, as well as for other lawful purposes as detailed in the Party’s privacy policy from time to time. VERTIS’ privacy policy is available at legal.vertis.com. CLIENT declares it has forwarded such privacy policy to persons acting in its name and on behalf of it and other affected data subjects.

4.4	VERTIS does not have an obligation to accept an Offer. VERTIS is entitled to buy or sell the Allowances from or to the CLIENT, respectively, according to the Offer until the expiration of the Offer. If no such expiration time is specified, then it is assumed to be one (1) Banking Day from the time of the acknowledged receipt of an Offer.

4.5	If the Offer cannot be accepted for whatever reason, VERTIS shall notify the CLIENT thereof without delay. The CLIENT may present a new Offer at any time.

4.6	At any time during the expiration time of the Offer, VERTIS may confirm its acceptance by telephone, or in writing by fax, email, or via an online access, if provided in accordance with Clause 7 below, specifying the Transaction Quantity, which shall not exceed’the Offer Quantity, and the Unit Price, which shall not exceed the Limit Price, and any other specific Transaction term, where so agreed. The Parties shall be bound by the terms of the Transaction from the moment the acceptance is received by the CLIENT.

4.7	The Transaction shall be executed through the delivery of the Transaction Quantity and the payment of the Total Price as defined in clause 6.1 below.

4.8	Within one (1) Banking Day following the acceptance of the Offer, VERTIS will send a confirmation note (“Confirmation”) of the Transaction terms by email to the CLIENT. The CLIENT shall verify the details of the Transaction, and immediately, but not later than 2 hours following the email confirmation, notify VERTIS in case the Transaction details differ from its records. For the avoidance of doubt, the Confirmation does not affect the validity and enforceability of any Transaction, and the failure to provide a Confirmation does not constitute a material breach of this Agreement.

4.9	The CLIENT hereby authorises the persons in Appendix 2 to give in its name Offers, receive the acceptance of Offers, and make and receive all other declarations with respect to entering into and executing transactions pursuant to the terms of this Agreement, without any restrictions. This is in addition to the authorised signatories of the CLIENT. Each authorised person is entitled to act individually. The CLIENT shall have the responsibility to notify VERTIS immediately of any changes to its authorised persons, bank details or registry information, by submitting on amended Appendix 2.

4.10	VERTIS hereby authorises the persons in Appendix 3 to receive and accept in its name Offers and give and receive all other declarations with respect to entering into and executing transactions pursuant to the terms of this Agreement, without any restrictions and in addition to the authorised signatories of VERTIS. Each authorised person is entitled to act individually. VERTIS shall have the responsibility to notify the CLIENT immediately of any changes to its authorised persons, bank details or registry information, by submitting an amended Appendix 3.

4.11	None of the Parties shall be allowed to reject a Transaction on the ground that there was no due notification on a change to a relevant authorised person, as long as the latter, with the knowledge of the other Party, has entered into or executed a Transaction between the Parties before.

4.12	The Parties may agree to use passwords in order to ensure the secure identification of personnel authorised under 4.9 and 4.10 of this Agreement in the case of remote communication.

4.13	VERTIS has the right to stop accepting Offers and suspend trading activity with the CLIENT and the performance under any Transaction at any time with immediate notice and without any need for explanation or justification. VERTIS also has the right, at any time, to establish, update and notify the CLIENT about internal compliance trading limits (“Trading Limits”) for the CLIENT, in volume and/or value terms, for any time interval. VERTIS has the right to suspend trading activity with the CLIENT and the performance under any Transaction, if the CLIENT exceeds, or can reasonably be expected to exceed in the near future, the Trading Limits.

5.	Payment and settlement

5.1	VERTIS does not charge any Transaction or other fees, unless otherwise specified in the terms of the Transaction.

5.2	Payment for Allowances is due on the Payment Date as agreed between the Parties and evidenced in a Confirmation (or if such day is not a Banking Day, than on the immediately following Banking Day). Payment shall be considered to be made when the funds are credited on the bank account of the selling Party.

5.2.1	Without prejudice to Event of Default and the Non-Defaulting Party rights herein, shall one Party delay the payment beyond the Payment Date, the other Party’s delivery obligations shall be suspended for as long as the payment is not credited to the Party bank account.

5.3	Payments hereunder shall be made in Euros by bank transfer or equivalent transfer of immediately available funds to the credit of the account specified by the Party to whom such payment is due, unless otherwise specified in the Confirmation.

5.4	The details of the bank accounts to which payments are due under this Agreement and each Transaction shall be made are set out in Appendix 2 and Appendix 3 of this Agreement.

5.5	Delivery of Allowances is due on the Delivery Date as agreed between the Parties and evidenced in a Confirmation (or if such day is not a Banking Day, than on the immediately following Banking Day). Delivery shall be considered to be completed when the Allowances have been credited to the Registry Account of the buying Party (“Delivery”), whereupon risk of loss, related to the Allowances, or any portion thereof, shall transfer from the transferring Party to the receiving Party. In case relevant legislation requires a hold period for any transfers, the Delivery of Allowances may be delayed by the hold period.

5.5.1	Without prejudice to Event of Default and the Non-Defaulting Party rights herein, shall one Party delay the delivery to Allowances beyond the Delivery Date, the other Party’s payment obligations shall be suspended for as long as the Allowances are not credited to the Party’s Registry Account.

5.6	The Registry Account(s) for each Party are set out in Appendix 2 and Appendix 3 of this Agreement.

6.	Invoicing, bank charges and taxation

6.1	For each Transaction, the selling Party shall issue an invoice to the buying Party for the sale of Allowances, which will - in accordance with the applicable law - include at least the following details:

●	Transaction date	(Date of the particular transaction)

●	Product	(Allowance type (EUA, EUAA, other))

●	Quantity	(Number of Allowances sold)

●	Unit Price	(Price/Allowance)

●	Total Price	(TRansaction Quantity x Unit Price)

●	VAT	(None)

6.2	The EU VAT numbers of the selling Party and the buying Party as well as the following note need to be included on the invoice:

“The rendered service is subject to the reverse charge procedure in accordance with Article 196 of Council Directive 2006/112/EC.”

Transactions entered into on different days need to be invoiced separately, with appropriate reference to the respective Transaction dates. In case of paper invoices, the Parties will issue the relevant invoice within one (1) Banking Day from the Transaction first by email or fax and followed by original document sent by post. VERTIS is using an e- invoicing system and will issue electronic invoices within one (1) Banking Day from the Transaction date.

6.3	Transactions shall be accounted for and settled in Euros, unless otherwise agreed. All payments shall be made as. same day value payments. The Parties are responsible for covering the bank charges of their banks. Parties shall act in settling their tax obligations according to the applicable laws.

7.	Online access

7.1	VERTIS may, at its own discretion, provide the CLIENT with online access to historical data, including balances, Transaction history, and to enable the CLIENT - in case the option is available - to give Offers through its websites at myvertis.com and/or at vertis.com.

7.2	The CLIENT hereby authorises VERTIS to provide online access through its website at myvertis.com and/or vertis.com to persons authorised in Appendix 2 to historical Transaction and market information, and to give Offers online on behalf of CLIENT. Clause 4.9 shall apply to changes in the authorised personnel of the CLIENT.

7.3	The CLIENT specifically accepts that the terms and conditions of myvertis, as published and updated from time to time, on myvertis.com and vertis.com.

8.	Confidentiality

8.1	Neither Party may make any public disclosure, communication or announcement about or disclosure to any third party of the content of this Agreement, any Transactions entered into thereunder, or any events or declarations made with respect to this Agreement, or any other information of which it has become aware in connection with this Agreement, except if that information is already in the public domain (the “Confidential Information”). Each Party hereby consents however, subject to and in full respect to any limitations or additional requirements prescribed by law, as may be applicable to a Party, that Confidential Information may be disclosed by the other Party to third parties in the following events, regarding the following pieces of data and subject to the terms defined hereunder:

8.1.1	to any third party (or the public), the existence of this Agreement for reference or marketing purposes, but not its content;

8.1.2	to any third party (or the public), the existence, circumstances of preparation or negotiation, or any term of this Agreement, with the prior written consent of the other Party for the purpose determined in such consent;

8.1.3	to the extent required by applicable law or a competent court or a competent regulatory or other authority having jurisdiction over the Party, the information requested by that court or authority;

8.1.4	all information relating to the CLIENT or to the intended or fulfilled Transaction (including any documents provided by the CLIENT or collected by VERTIS for the purposes of client due diligence processes), as well as other information necessary for the proper performance of either Party’s obligations under this Agreement; in particular to administrators of relevant Registries to the extent necessary to perform this Agreement;

8.1.5	to the agents, service providers or professional advisors of each Party, the data which is necessary for the provision of the services of such agent, service provider or advisor in relation to this Agreement or in relation to the lawful operations of the Party, provided that each Party ensures that the matters disclosed are kept confidential;

8.1.6	to any of the Party’s Affiliates, the existence, status and terms of this Agreement, in relation to intra-group decision-making, auditing or business development procedures, provided that each Party ensures that the matters disclosed are kept confidential;

8.1.7	to any of VERTIS’ Affiliates, the name and contact details (business email address and business phone number) of the contact person of the CLIENT, as well as details of the requested business opportunity provided by the CLIENT, if any, for the purpose of introducing VERTIS’ Affiliate’s business operations and services and supporting the creation of business opportunities between such Affiliate and the CLIENT, provided this is solicited by the CLIENT or otherwise consented (if that is additionally required under applicable regulation) by the contact person in question;

8.1.8	to any such organisation, individual or entity which, by legal or contractual obligation, membership of VERTIS or otherwise on lawful grounds with no harm to the business interest of the CLIENT, has the mandate or powers to audit certain operations of VERTIS, to the extent indispensable for that purpose, the data of the Transactions of VERTIS with the CLIENT, and content of this Agreement, provided that it is ensured that such auditor keeps the matters disclosed confidential;

8.1.9	to any assignee or transferee of the Party or entities considering acquisition of rights or obligations of a Party (in this latter case provided that it is ensured that such potential purchaser keeps the matters disclosed confidential), the data of the assigned right or obligation and any other information necessary for the assignee or transferee to be able to exercise its rights or enforce its claims based on the assignment or transfer;

8.1.10	to the addressees specified in applicable legal regulation exempting the disclosing Party from secrecy obligations, the data mentioned, and for the purpose specified in such legal regulation.

For the purposes of this clause 8, “Affiliate” means (a) any entity Controlled by the CLIENT or VERTIS; (b) any entity which Controls the CLIENT or VERTIS; or (c) any entity which is Controlled by an entity or individual which in turn Controls the CLIENT or VERTIS, and “Control” means: (a) the right, whether directly or indirectly, to more than 50% of the voting rights of an entity; or (b) the power, whether directly or indirectly, to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting rights, by contract, through the board of directors or otherwise.

9.	Default and Consequences

9.1	An “Event of Default” is deemed to have occurred in respect of a Party, if it fails to make payment or Delivery when due or breaches another material term of this Agreement and such failure is not remedied within one (1) Banking Day after the other Party’s giving notice of that failure.

9.2	An incident, in which a Party knowingly or negligently provides information or any representations to the other Party that are materially false or misleading, constitutes a separate Event of Default.

9.3	The dissolution, liquidation, insolvency or bankruptcy (voluntary or involuntary) of a Party, or the change in the ownership or control that materially and detrimentally affects the ability to perform its obligations under this Agreement, in the reasonable opinion of the other Party, shall constitute a separate Event of Default in respect of a Party.

9.4	Following an Event of Default, the Non-Defaulting Party may upon its sole discretion either terminate this Agreement including all pending, non-settled Transactions and Offers given, or cancel any specific Transaction affected by the Event of Default. Termination and cancelation have immediate effect upon written notice to the Defaulting Party. “Defaulting Party” means the Party that causes an Event of Default; “Non-Defaulting Party” means the other Party.

9.5	Following termination or cancelation, the Non-Defaulting Party shall calculate the Event of Default Loss and shall notify the Defaulting Party of such amount, including detailed support for the calculation of such amount. If this amount is positive, the Defaulting Party shall pay this amount to the Non-Defaulting Party within three (3) Banking Days of notification of such amount.

9.6	“Event of Default Loss” means the amount, expressed in Euros, that the Non-Defaulting Party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with the termination of the Agreement (and all pending, non-settled Transactions) or with the cancellation of the Transaction respectively, any loss of bargain, cost of funding (based on the actual costs of the Non-Defaulting Party, whether or not greater than market costs) or, at the election of the Non-Defaulting Party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or re-establishing any related trading position (or any gain resulting from any of them). It includes losses and costs (or gains) in respect of any payment required to have been made and not made or non-compliance with clause 5 or 6 on or before the termination date. It does not include the Non-Defaulting Party’s legal fees or out-of-pocket expenses. The Non-Defaulting Party may, but does not have to determine its Event of Default Loss by reference to quotations of relevant rates or prices from two or more leading traders in the relevant markets.

10.	Force Majeure

10.1	“Force Majeure” means the occurrence of any event or circumstance, beyond the control of the Party affected by an event that could not, after using all reasonable efforts, be prevented or overcome and which makes it impossible for the affected Party to either transfer the Allowances from its Registry Account or to accept the Allowances into its Registry Account due to technical or other issues with the Registry or other registry systems (including the suspension of a relevant Registry or a Registry’s relevant operations or of the relevant Registry Account, not attributable to the negligence of either Party).

10.2	Upon the occurrence of a Force Majeure, either Party may notify the other Party in writing (by post, fax, or email) of the commencement of the Force Majeure. The obligations of both Parties under this Agreement will be suspended for the duration of the Force Majeure. Upon the Force Majeure being overcome or it ceasing to subsist, both Parties will resume full performance of their obligations under this Agreement (including, for the avoidance of doubt, any suspended obligations).

10.3	If Delivery under a Transaction is postponed by reason of Force Majeure for more than five (5) Banking Days, either Party may cancel the affected Transaction. If Delivery under a Transaction is postponed by reason of Force Majeure for more than one (1) month, either Party may terminate the Agreement. Cancelation and termination shall have immediate effect upon written notice to the other Party. As a consequence of a cancelation or a termination each Party shall determine its Force Majeure Loss. In case one of the Parties or both suffer a Force Majeure Loss, then it shall be born by both Parties in equal shares.

10.4	“Force Majeure Loss” means an amount that a Party reasonably determines in good faith to be its total losses and costs (deducted by its gains, if any) in connection with the cancelation or the termination of the Agreement, respectively, any loss of bargain, cost of funding (based on the actual costs of the Party, whether or not greater than market costs) or, without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or re-establishing any related trading position (or any gain resulting from any of them). It does not include the Party’s legal fees or out-of-pocket expenses. The Party may (but need not) determine its Force Majeure Loss by reference to quotations of average relevant rates or prices from two or more leading brokers in the Allowance trading market who are independent of the Parties.

11.	Interest, validity and applicable law

11.1	All late payment amounts arising under this Agreement bear interest at an annual rate equal to 1-month EURIBOR plus 2 percentage points applicable from time to time [provided however that when 1-month EURIBOR is negative, it is considered to be 0] compounded monthly from and including the date payment becomes overdue to but excluding the date on which the other Party receives payment of the overdue amount together with all interest that has accrued.

11.2	Neither Party may transfer to any person any of its obligations in respect of this Agreement without the written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, each Party may, without the consent of the other Party, assign any of its receivables resulting from this Agreement, including resulting from any Transaction, to any third party.

11.3	The Agreement is open ended from the date of signing by both Parties. Either Party may terminate this Agreement with an eight (8) day notice in writing. Any pending Transactions shall be settled according to the terms of this Agreement, and in case of failure to do so, the termination is not valid.

11.4	The Agreement has been prepared in two exact copies, one for each Party. The Parties agree that facsimile signatures or electronically submitted simple, non-encrypted signatures are valid, and the documents provided as such are considered as written documents. Any amendment hereof shall require meeting at least the same formal requirements.

11.5	Unless otherwise specified in this Agreement, all notices and other declarations hereunder may be made by post, facsimile, email, instant messaging, or via an online access if provided in accordance with article 7 above.

11.6	This Agreement shall be governed by the General Terms and Conditions and Announcements of Vertis, however provisions thereof which are applicable only to financial instruments shall neither apply to Allowances which are not considered as such, nor to Transactions in them. This Agreement shall be governed by the laws of Hungary without regard to conflict of law provisions. Any dispute, controversy, or claim arising out of or relating to the interpretation, application or performance of this Agreement or any Transaction entered into or executed thereunder including its existence, validity, or termination, shall be submitted to the exclusive and final decision of the Permanent Arbitration Court attached to the Hungarian Chamber of Commerce and Industry (Commercial Arbitration Court Budapest). The Arbitration Court proceeds in accordance with its own Rules of Proceedings (supplemented with the provisions of the Sub-Rules of Expedited Proceedings). The number of arbitrators shall be one (1). The language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Budapest, Hungary.

11.7	By signing this Framework Agreement, the CLIENT acknowledges that VERTIS has informed simultaneously with signing this Agreement that its General Terms and Conditions can be accessed at its office or on its official website, and that VERTIS drew its attention to the fact that the provisions contained in its General Terms and Conditions may change due to legal changes or changes in the business activities of VERTIS. The CLIENT further acknowledges that VERTIS is not obliged to notify the CLIENT on changes in the provisions of the General Terms and Conditions. In the event of a change to the General Terms and Conditions, VERTIS publishes the valid text of the General Terms and Conditions on its website and makes it available to the public in printed form at its office.

11.8	By signing the Framework Agreement, the CLIENT declares that it has continuous internet access and agrees that VERTIS fulfils its obligation to inform as set out in the (Hungarian) Act CXXXVIII of 2007 on Investment Firms and Commodity Dealers, and on the Regulations Governing their Activities through publishing on its homepage (www.vertis.com; legal.vertis.com/). By providing the email address for notification or the email address of the persons authorized for trading in Appendix 2, the CLIENT declares that it chooses to communicate electronically with VERTIS.

11.9	If any provision or part of a provision of this Agreement is found by a court, arbitrator or other authority of competent jurisdiction to be void or unenforceable, that provision or part of a provision is to be deemed deleted from this Agreement and the remaining provisions to continue in full force and effect.

11.10	Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this Agreement by any Party shall not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this Agreement.

11.11	The Parties do not intend any of the terms of this Agreement to be enforceable by a person who is not a Party to this Agreement.

This Agreement (and each amendment and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile or electronic transmission), each of which will be deemed an original. Signed and electronically sent documents are considered as written documents.

IN WITNESS whereof the Parties have duly executed and delivered this Agreement on the respective dates set out below.

For and on behalf of	For and on behalf of
COtwo Advisors Physical European Carbon	Vertis Environmental Finance Ltd.
Allowance Trust	(“VERTIS”)
(“CLIENT”)

/s/ Ronald Gutstein		/s/ Krisztian Lovrity
Name:	Ronald Gutstein	Name:	Krisztian Lovrity
Title:	CEO	Title:	CFOO & Managing Director
Date:	02/09/2024	Date:	02/09/2024

/s/ Kata Kiss
Name:	Kata Kiss
Title:	Head of Legal & Regulatory Affairs
Date:	02/09/2024

Appendix 1.
Transaction Offer

[***]

Appendix 2.
Client bank and registry account details and authorised personnel

[***]

Appendix 3.
Vertis bank and registry account details and authorised personnel

[***]